For Immediate Release                                               May 12, 2004

  Nicole Miller Collaborates with Donnkenny Inc. on Better Sportswear Division

Icon fashion designer Nicole Miller has partnered with Donnkenny Apparel, Inc. yet again to produce three new lines: women's suits, sweaters/knits, and better sportswear. Currently, Miller has licensed a complete outerwear collection to Donnkenny, which will arrive in stores Fall 04. The new lines will bridge the gap between the contemporary and better departments, an area Miller has yet to target. The three categories due to launch for spring 05 distribution will have the Nicole Miller New York label.

Dan Levy, CEO of Donnkenny, has appointed Elissa Bromer as Group President of Nicole Miller Sportswear, Suits and Sweaters/Knits. Ms. Bromer, previously President of the Perry Ellis Womenswear division, has a proven track record of optimizing results in the womenswear industry. Bromer's vision is to collaborate with Nicole Miller to develop fashion forward, comfortable and feminine styles, that resemble Miller's core collection. The collections will directly reflect Miller's design expertise, while remaining affordable for a broad customer base. "I am excited about the people engaged in the license between Nicole Miller and Donnkenny," Bromer said, "It is the collaboration of both teams that will make it happen."

The new collections will fill a void in today's better sportswear departments:
Nicole Miller will bring her renown feminine, fun, and whimsical fashion at a great value. Knitwear will be new and novel, bringing an eclectic element to current knit departments. Women's suits will be sold as two and three piece sets, focusing on detail, color, and the necessity for both day and night time looks. The sportswear will offer comfort and style, with key outfits delivered each month. Donnkenny plans to start deliveries in January, for limited Spring 05 distribution in the U.S. and Canada. The average price will be in the range of approximately $98.00 retail.

A true American designer, Nicole Miller's perfect "little black dress" has cultivated into an eclectic collection that imbues an individual sense of style. The company boasts an incredible thirty freestanding Nicole Miller boutiques in prominent cities throughout the United States, each of which serves as a showplace for Ms. Miller and the lifestyle that she has made available to her loyal fans. All items are available at Nicole Miller stores as well as upscale boutiques and department stores nationwide. For store information call 800-365-4721 or visit Nicolemiller.com.

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      Donnkenny designs, manufactures, imports and markets a broad line of moderate and better-priced women's and junior's sportswear and ladies coats. The Company's major labels include Pierre Cardin(R), Harve Benard(R), Donnkenny(R), Casey & Max(R), Victoria Jones(R) and Z. Cavaricci(R), as well as ladies coats under the Bill Blass(R), Bill Blass Signature(R), Blassport(R) and Nicole Miller(R) labels, and suits under the Nicole Miller(R) label.

Press Contact:                                             Donnkenny Contact:
Mary Tilt                                                  Elissa Bromer
212-655-7769                                               212-790-3938
mtilt@nicolemiller.com

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      Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products or pricing pressures and other competitive factors. These and other risks are more fully described in the Company's 10-K and 10-Q filings with the Securities and Exchange Commission.